Exhibit 14

The MENTOR Network Code of Conduct Building Relationships. Enhancing Lives

IF YOU HAVE QUESTIONS OR CONCERNS, YOU CAN GO TO: Employee Another A manager in The Your supervisor manager in the function Network’s or manager your program related to Compliance or department the issue Hotline (see below) Non-Employee The Network’s Company Compliance contact Hotline (see below) For more information on these options, please see pages 13-14. RETALIATION PROHIBITED The Network will not tolerate any retaliation against anyone who makes a good faith report of a suspected violation of a law, regulation, policy or this Code, or who cooperates in the investigation of such a report. Suspected or alleged retaliation must be reported so that the Company has an opportunity to look into it and address it as appropriate. As with any concerns under this Code, you can report suspected retaliation to your supervisor, to another member of management, to a management member of the Human Resources team, or to the Compliance Hotline. Compliance Hotline, 1-800-297-8043 (TTY: 1-866-294-9572) or www.mentornetwork.ethicspoint.com

MESSAGE FROM THE HE CEO CEO The MENTOR Network’s greatest achievement is our ability to reach an increasing number of children, adolescents and adults around the country while maintaining the highest quality care. This success is rooted in our belief that our workforce is The Network’s number one asset. The abundant skill and commitment to innovative health and human services found throughout The Network is impressive, but it is our adherence to the laws and policies supporting our mission and core values that earns the trust of the individuals we serve, their families and our partners. The MENTOR Network is dedicated to conducting our business Edward Murphy honestly and ethically. How we conduct ourselves day-to-day is essential to fulfilling the commitment each one of us made to The Network’s mission and core values when we joined the organization. In order to live up to this commitment, we rely on the guiding principles in this document and the dedication of everyone at The MENTOR Network, from members of our Board to all levels of managers to those providing direct support, to adhere to these principles. This Code of Conduct provides you with an easy-to-follow guide to the standards we are all accountable to uphold at The MENTOR Network. Each of us is responsible for our actions, as well as ensuring to the best of our ability that those around us abide by this document and all related policies and procedures. It is our responsibility to the individuals we serve, their families, our partners, and each other. The Code is not intended to answer every question or address every situation that may arise, but it covers one of the most important ones—where to go when you have questions or wish to report a concern. Take time to read and understand this Code of Conduct, and when you have questions—ask. This document and the process to enforce it were created to encourage transparency and respect confidentiality. Sincerely, [Graphic Appears Here]

Founded in 1980, The MENTOR Network is a national network of local health and human services providers offering an array of quality, community-based services to adults and children with intellectual and developmental disabilities, brain and spinal cord injuries and other catastrophic injuries and illnesses, and to youth with emotional, behavioral and medically complex challenges as well as their families. The mission of The MENTOR Network is to offer adults, children, young people and their families innovative, quality services and supports that lead to growth and independence, regardless of the physical, intellectual or behavioral challenges they face. Our philosophy emphasizes partnerships—with those we serve, their families, our employees, Mentors, payors and the communities in which we work—in an effort to help people shape the direction of their own lives in community-based settings.

OUR VALUESVALUES We believe that individuals of all abilities deserve the opportunity to realize their full potential through services and supports provided in their own communities. We believe that positive, nurturing relationships are the basis for growth and change. These relationships are best fostered through active participation in the daily activities of neighborhood and family life. We believe in the power of personal choice. Individuals have both the right and the responsibility to participate in the process of selecting their own services and developing their own life goals. We believe that partnerships yield the most effective and powerful outcomes for those we serve. Our partnerships—with individuals, their families, our employees, Mentors, payors and the organizations and communities in which we work—are based on mutual respect and a shared focus on innovation, quality and personal choice. We believe that providing quality services and supports is our primary responsibility. We invest in our workforce and promote an organizational culture focused on accountability, service excellence and measured results. We believe in providing creative, cost-effective solutions to the emerging needs of state and county governments. Responding to people in crises with expertise and efficiency is a priority and strength for The Network. We believe in innovation as a mindset. Developing new and better ways to serve people is an exciting and motivating expectation of every employee at every level of the organization. We believe in the goals of permanency and stability for those we serve. We strive to help people find a place to call home where they may achieve their full potential. We believe in giving back to the communities in which we live and work. Strengthening the fabric of our neighborhoods through volunteerism and philanthropy contribute to our overall goal:

TABLETABL OF CONTENTS ABOUT THIS CODE OF CONDUCT & YOUR RESPONSIBILITIES 1 COMMITMENT 3 ABIDE BY APPLICABLE POLICIES, LAWS & REGULATIONS 4 Know the Laws in Your State Before Submitting Bids or Proposals 4 Conducting Background Checks 5 MAINTAIN FINANCIAL INTEGRITY 6 Ensure Accurate Billing and Payment for Services Provided 6 Accurately Document all Financial Transactions 7 Properly Handle Consumer Funds 7 MAINTAIN CONFIDENTIALITY 8 ACCOUNTABILITY 9 PROVIDE QUALITY SERVICES 10 MAINTAIN A SAFE AND HEALTHY ENVIRONMENT 10 Drugs and Alcohol 10 Security of Medications 11 Violence 11 SAFEGUARD NETWORK RESOURCES AND ASSETS 12 Information Technology Resources 12 IF YOU HAVE QUESTIONS OR CONCERNS 13 How to Report 13 Retaliation Prohibited 14 RESPECT 15 DISCRIMINATION PROHIBITED 16 RESOLVE CONFLICTS 16 PROMOTE A DIVERSE AND RESPECTFUL WORK ENVIRONMENT 16 ETHICS 17 MONITOR ETHICAL MARKETING PRACTICES AND ACTIVITIES 18 AVOID AND DISCLOSE POTENTIAL CONFLICTS OF INTEREST 18 Workplace Relationships 19 Relationships with Government Representatives 19 Leasing Real Estate and Purchasing Products and Services 19 Gifts and Gratuities 20

ABOUT THIS CODE OF CONDUCT & YOUR RESPONSIBILITIES YOUR RESPONSIBILITIES AS AN EMPLOYEE OF THE MENTOR NETWORK It is essential that you take time to read and understand our Code of Conduct so you can: • Understand and act consistent with Company standards • Know and follow ethical business practices • Understand your responsibilities to the individuals we serve, your colleagues and The Network • Know how to report possible violations of the Code of Conduct or Company policy • Acknowledge that you have received and read the Code of Conduct YOUR RESPONSIBILITIES AS A SUPERVISOR AT THE MENTOR NETWORK Employees holding a supervisory role are role models for appropriate behavior and must set the appropriate tone. In addition to the responsibilities of an employee, supervisors have the additional responsibilities of: • Being a role model for appropriate workplace conduct • Ensuring compliance education is provided to employees you supervise • Being available to answer any questions about appropriate behaviors and The Network’s Code of Conduct • Seeking out and obtaining information from others when you have questions or are unsure This Code appears on our Company website so everyone we interact with, including the individuals we serve and their families, can understand how we do business and what they can expect of us. Throughout this document, other resources are referenced, such as Company policies and the Employee Information Guide. These documents should be available at your work location, and many of them can be found on Epicenter or the Employee Self Service Portal. How do I acknowledge that I read the Code? Every Network employee is required to acknowledge, through the Employee Self Service Portal, that you have received and read this Code and your agreement to abide by its provisions as a condition of your employment. In addition, The Network may require you to attend periodic Compliance training and recertify your acceptance of the Code of Conduct. 1

How will I know if changes are made to the Code? This Code of Conduct is not a contract of any kind. It is a living document, which may be interpreted or modified at the sole discretion of the Company without prior notice. Updates to this document will be circulated in the manner the Company deems to be most timely and effective for the specific circumstances. What happens if I violate the Code of Conduct or other Company policy? Suspected violations of this Code or any Company policy will be looked into and addressed as appropriate. When a violation of the Code or a Company policy has been identified, appropriate disciplinary or corrective action will be taken. This may include employment-related discipline, termination, repayment or reimbursement and/or referral for criminal prosecution or civil action. To whom does this Code apply? This Code of Conduct applies to all employees and the Board of Directors of The MENTOR Network, including its partners and affiliated entities. Where can I ask questions or report concerns? If you have any questions about this Code, or wish to report a possible violation of the Code, the best place to start is your manager. If for any reason that is not practical or comfortable, you can go to another member of management, or you can report to the Compliance Hotline, 1-800-297-8043 (TTY: 1-866-294-9572) or www.mentornetwork.ethicspoint.com. The Company does not tolerate retaliation against anyone who makes a good faith report of possible issues under this Code of Conduct or any Network policy. Throughout the Code, the terms “Company” and “The Network” are used to refer to the entire national network of local providers that are affiliated under the umbrella of The MENTOR Network. 2

COMMITMENT to pursuing the mission of The MENTOR Network in accordance with our values and Code of Conduct

ABIDE BY APPLICABLE POLICIES, LAWS & REGULATIONS From time to time you may receive policies that address legal and regulatory requirements. All employees are expected to comply with local, state and federal laws and regulations and pledge to: • Ensure that all reports or other information required to be provided to any federal, state or local government agency (for example, documentation of services provided, reports of potential abuse or neglect) will be filed timely, accurately and in conformance with applicable laws and regulations governing such reports. • Maintain complete and thorough documentation of services provided, as well as other corporate information, to fulfill the requirements set forth in our policies and applicable laws and regulations. • Cooperate with any reasonable demand made in connection with a government investigation and not make or tolerate false statements to a government agency or any payor. • Ensure the people we serve have their choice of preferred provider and that this right is never restricted by anyone without legal authority to do so (e.g., legal guardian). • Never engage in improper or unlawful conduct to obtain business or referrals. • Never accept, offer or participate in any fraud, kickbacks, bribes or other arrangements designed to induce referrals or business. KNOW THE LAWS IN YOUR STATE BEFORE SUBMITTING BIDS OR PROPOSALS Laws governing the purchase of goods and services by government entities vary from state to state and sometimes even at the local level within a state. If you are involved in providing a bid or getting into a contractual relationship with a government entity, you should determine what rules govern these activities. If you have any questions, you should contact your supervisor and a member of the Legal Department. Q: I received a letter from the state licensing agency indicating that they are looking into an allegation of abuse or neglect, and requesting documents from us. What should I do? A: If you receive an inquiry, subpoena, or other legal document regarding The MENTOR Network or any of its programs or services from any governmental agency, you must notify your supervisor. The Legal Department also must be notified as provided in the Government Inquiries and Investigations guidelines, available at your location or, if you have access, on Epicenter at “Policy” > “Compliance” > “Compliance Resources.” Q: Our location has boxes of paper records related to people we served several years ago. Can we get rid of them? A: Before destroying any records, check your local policies and procedures for a required retention period. In addition, you should look at the Company’s Document Retention Schedule, available at your work location or, if you have access, on Epicenter at “Policy” >“Standards and Practices” > “Legal.” There are some exceptions, for example if the Legal Department required a “Legal Hold” on certain documents they should be retained until the Legal Department informs you that the hold has been lifted. If you identify documents that are not under a Legal Hold and local policies and procedures and the Document Retention Schedule allow you to discard them, don’t forget to shred or otherwise destroy any documents 4 containing confidential or private information.

DOES YOUR POSITION REQUIRE A CREDENTIAL OR LICENSE? IF SO, YOU MUST: • Maintain proper licensing and unrestricted professional standing in your profession throughout the term of your employment. • Provide evidence of these credentials upon request. • Notify your supervisor in the event your credentials become encumbered or restricted or if they are not currently maintained in any way. Q: I was just informed that my professional license has been suspended pending an investigation from an issue at my prior employer. Can I continue to do my job while this is pending? A: It depends on your job and the issue that is being investigated. You must immediately report this issue to your supervisor so that the Company can determine if you can continue to perform your responsibilities while this is pending. If you do not report this issue, you may be subject to disciplinary action, for example if it turns out that you are providing services without appropriate credentials. CONDUCTING BACKGROUND CHECKS Prior to hiring an employee, the Company conducts appropriate background checks to ensure that the individual has the appropriate credentials to perform the position, and confirm that the individual is not precluded from performing the job as a result of, for example, a disqualifying criminal record or exclusion from participation in federal health care programs. Applicants for employment are expected to disclose any potential situation which may interfere with their eligibility or qualification to perform the position. In order to meet our funding, contractual and licensing obligations, the Company cannot employ individuals who are excluded from participating in federal health care programs. A list of excluded individuals is maintained by the Office of the Inspector General of the United States Department of Health and Human Services (“OIG”), and is publicly available at http://exclusions.oig.hhs.gov/. The Network periodically checks the names of employees against the OIG’s exclusion list, and other exclusion lists that states may require from time to time, to ensure that no current employee is excluded. If an employee is confirmed to be on an exclusion list, we will have no choice but to terminate employment immediately. As an employee of The MENTOR Network, you must disclose to your supervisor or to a member of Human Resources any recent criminal conviction related to any key function of your position or current exclusion from federal health care programs, even if the conviction or exclusion arises after you begin your employment. The Company will then work with you to determine whether you are able to continue to perform your position. Q: I was on the OIG exclusion list but I regained my license and my name was removed from the OIG list before I started working here. Do I need to tell anyone this? A: No, if you were not on the OIG list of excluded individuals when you applied for and accepted employment here, then it is not relevant to your employment at The Network. 5

MAINTAIN FINANCIAL INTEGRITY Every employee is expected to conduct their business with integrity, honesty and high moral standards. This includes our commitment to truthfulness in billing, accounting, and financial reporting practices. ENSURE ACCURATE BILLING AND PAYMENT FOR SERVICES PROVIDED Because of the trust placed in The MENTOR Network by the individuals we serve, families, payors and providers, the Company will make every effort to bill accurately for necessary services that are actually provided, and to comply with all laws and regulations related to billing practices. At times a payor or government agency may request to audit our records in the ordinary course of business or in response to a reported concern. If you become aware of a request for such an audit you must immediately inform your supervisor and a member of the Legal Department so the Company can respond fully and promptly. The Network complies with the rules of all payors (e.g., Medicaid, private insurance, workers’ compensation) regarding payment for services and assignment and reassignment of billing rights. Unless specifically authorized, the Company does not bill individuals receiving services or their families for any differences between a provider’s regular charge and the payor’s allowable payment. The False Claims Act is a federal law that permits the government to recover funds paid for services in the event that the Company or its representative submitted a false claim for reimbursement. You should know that any person who files, causes another person to file or otherwise cooperates with the preparation of a false claim for payment to any government program may be charged with a criminal offense under the False Claims Act. For more information, see the Government Inquiries and Investigations guidelines available at your work location or, if you have access, on Epicenter at “Policy” > “Compliance” > “Compliance Resources.” Q: I work in a group home. I think that we accidentally billed for services for a period of time that an individual we serve was actually in the hospital for several days. What should I do? A: If you become aware that part or all of any invoice may have been misstated (for example, an overbilling because billed services were not provided or services were rendered but were not authorized or reimbursable, or an underbilling where additional services were provided but not billed), you must immediately notify your supervisor. In some cases your supervisor will need to inform the Company’s Legal Department so that the Company can promptly notify the payor and arrange for appropriate repayment or reimbursement. The Company does not tolerate any retaliation towards an employee who makes a good faith report of potentially inaccurate billing. 6

Q: I work evenings in a group home and was putting away groceries purchased by an employee on the day shift just before leaving for the day. I always match everything to the receipt, and a few items were missing. I hate to think that my colleague might have taken things from the home. What should I do? A: First of all, you have a great practice of matching items to receipts. You must report this issue, and you can do so without accusing anyone; there are a lot of explanations for how this might have happened (for example, a bag from the store might still be in the employee’s car, someone else might have put some things away, or perhaps a bag was inadvertently left at the store). You should tell your supervisor the facts—that you were unable to find some of the items on the receipt—and let him or her take it from there. ACCURATELY DOCUMENT ALL FINANCIAL TRANSACTIONS All accounting records, as well as reports produced from those records, should accurately and fairly reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses. All transactions should be supported by accurate documentation, in reasonable detail, and recorded in the proper account and accounting period. All employees have a responsibility to avoid false or intentionally misleading entries. If you discover or suspect a false or misleading item in a financial report or entry or in any information provided to the Company’s auditors, you must report it immediately to your supervisor, a Vice President-level manager or higher in a Finance role or to a Director-level manager or higher in Human Resources. For more information about issues related to financial or accounting irregularities, please see the Fraud and Misappropriation policy available at your work location or, if you have access, on Epicenter at “Policy” > “Network-Wide Policies.” PROPERLY HANDLE CONSUMER FUNDS The Network receives and manages personal funds for many individuals we serve (“Consumer Funds”). It is imperative that handling of Consumer Funds follow proper internal controls, for example the separation of duties among a number of employees to avoid the perception of or potential for abuse. Any misconduct or mishandling related to Consumer Funds is taken very seriously. Mishandling of Consumer Funds may be considered exploitation, and must be reported as a consumer-related incident internally as well as reported to the applicable protective services agency. To internally report a Consumer Funds incident, contact your supervisor or see the Incident Management Protocol, available at your work location or, if you have access, on Epicenter at “Quality Operations” > “Risk Management” > “Incident Report Package.” Several additional documents are available to assist you with the handling of Consumer Funds. In addition to local policies or procedures, there are documents available at your work location or, if you have access, on Epicenter, go to “Quality Operations” > “Program Administration” >“Resources for the Management of Individual Funds.” 7

MAINTAIN CONFIDENTIALITY As part of your job, it is likely that you will be entrusted with certain confidential information during the course of your employment. This may include, for example, private information such as health information or Social Security Numbers, or information about Company contracts and reimbursement rates. You are expected to abide by all Company policies regarding privacy and security of confidential information including those pursuant to state laws and the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA). The following are some of the requirements you must follow regarding confidentiality at The Network: • You must not disclose or use confidential information for any purpose other than Company business, either during or after your employment with the Company. This means that you should not share confidential information you receive by virtue of your work responsibilities with any outside competitor or company. • Information regarding individuals receiving services from The MENTOR Network is confidential and may be shared only in accordance with appropriate authorization. • All employees are required to respect professional confidences and work to support procedures that will safeguard the confidentiality and privacy of individuals served. For example, you should not discuss the individuals we serve in public or in areas where other people we serve or third parties can overhear. Any written, confidential information should be maintained appropriately and not visible to anyone without a right or a need to know the information. Inappropriate disclosure of confidential information could lead to corrective or disciplinary action, including termination of employment, as well as other possible legal action. Q: My coworker confided that she is planning to resign in two weeks to work for a competitor. I saw her making copies of our agreements with funding sources including our reimbursement rates. Can she do that? A: It is difficult to be sure if what she is doing is appropriate without knowing more about her job duties. That said, you should report this concern to your supervisor. The Company prohibits employees from using our confidential information, such as reimbursement rates and contract terms, for purposes not related to Network business. Q: When I post comments to online articles, can I inlcude my name and where I work? A: The Company does not have a say in what you post or say personally. However, no employee should appear to be speaking on behalf of the Company without permission from The Network’s Public Strategy Group (PSG). If you are approached by any member of the media (including online media) for comment on any situation, record their contact information and provide it to the PSG Media Contact immediately. You can reach the PSG Media Contact directly using the email address, work phone and cell phone numbers posted online at www.thementornetwork.com/mediarelations, or by sending an email to mediarelations@thementornetwork.com. If you are unable to reach the PSG Media Contact and the request is urgent, please call the Compliance Hotline, 1-800-297-8043 (TTY: 1-866-294-9572), and select the option for reporting an urgent media issue. You will 8 be forwarded to the appropriate person.

ACCOUNTABILITY to deliver on our commitments as individuals and as an organization

PROVIDE QUALITY SERVICES As employees of The MENTOR Network, we are committed to providing quality services. Every individual we serve, regardless of age, complexity of condition, service type, or setting in which the services are provided, can expect: • Services that reflect the individual’s preferences, goals and unique needs and that maximize opportunities for success • Comprehensive mental and physical health and dental care necessary to maintain optimal health • Assistance in coordinating services and establishing collaborations to optimize the ability to prosper in the community • Safety and security in home and community • Support to exercise rights, make informed choices, and to accept personal responsibility • Support in developing and maintaining family connections and friendships, and assistance in accessing community resources and participating in civic affairs • Meaningful work, productive activity or appropriate educational opportunities • Training and support for advocacy in the community and the service-providing system In addition, The Network provides services that are sensitive and non-discriminatory to individuals regardless of race, ethnicity, national origin, age, gender, sexual orientation, religion, disability, medical condition, socioeconomic status, or any other status that may be protected under applicable law. It is our obligation to provide the individuals we serve and their families with information about how they can report a complaint or concern under our operating policies. MAINTAIN A SAFE AND HEALTHY ENVIRONMENT We are all accountable for ensuring a safe and healthy environment for the individuals we serve, employees, contractors, vendors and visitors to our premises. All employees have a responsibility to report potentially unsafe conditions. Employees who have any doubt about how to safely perform a job are responsible for asking a supervisor for assistance. If a supervisor is not available and there is an immediate question related to safety, any management-level employee or individual in a Quality Assurance or Human Resources function should be contacted immediately. DRUGS AND ALCOHOL It is the goal of The MENTOR Network to maintain a drug- and alcohol-free environment wherever employees work. To that end, The Network’s Employee Information Guide, which is available on the Employee Self Service Portal, has detailed information about our Drug and Alcohol policy. 10

Q: We are planning an event to honor an employee who is retiring. We will be at a restaurant where people might order alcohol, but we have invited one of the individuals we serve to attend. Can people still order alcohol at this event? A: From time to time, work-sponsored events may include alcohol. In those circumstances drinking should be in moderation, employees must behave appropriately and respectfully, and no one should drive any vehicle while impaired. If any staff members are tasked with caring for an individual we serve during the event, they must not drink alcohol while they are providing services. It may be helpful to review the Drug and Alcohol-Free Workplace Policy in the Employee Information Guide, available on the Employee Self Service Portal. Q: I have been put on a medication which can make me drowsy. Should I still come to work? A: If you have any concerns at all about your ability to work effectively and without impairment, you should discuss this with your supervisor or a member of the Human Resources team. SECURITY OF MEDICATIONS We recognize the importance of safe dispensing of medications for individuals in our care. You should refer to and be familiar with your specific program policies and standards for information regarding the handling and dispensing of medication in your program. In addition, you should be familiar with procedures for the safe disposal of hazardous materials such as needles. VIOLENCE The MENTOR Network is committed to providing a safe, violence-free workplace, and expects its employees to do their part to comply with all policies and practices regarding potential violence. All reports of violence will be investigated promptly and thoroughly, and any appropriate, responsive action will be taken. The Network prohibits any conduct that threatens, intimidates, or coerces another employee, contractor, vendor or individual we serve at any time, including when you are not working. For more information on providing a safe and healthy workplace, see the “What We Expect” section of the Employee Information Guide, which is available on the Employee Self Service Portal. 11

SAFEGUARD NETWORK RESOURCES AND ASSETS Maintaining the security of Company property (for example, Company vehicles, purchasing cards, technology resources), and the property of employees, people we serve, vendors, and visitors, is everyone’s responsibility. Everyone entrusted with property must develop habits that ensure the security of that property as a matter of course. Engaging in an act of sabotage or negligently causing or allowing the destruction or damage of Company property or the property of the individuals we serve violates our standards of conduct. INFORMATION TECHNOLOGY RESOURCES The Network may provide you with access to certain property or electronic systems, such as computers, e-mail and voice mail. These are provided and should be used primarily for conducting Company business. Incidental personal use of electronic media is allowed provided that this use does not interfere with business activities and follows all applicable laws and Company policies. The information stored on these systems will be treated the same as other business-related information. The following general guidelines apply to all computing, telephonic and messaging resources owned by The Network: • Company-owned information technology resources may not be used to conduct or engage in commercial or profit-generating activities unrelated to Company business • The use of information technology resources to sponsor, facilitate, or participate in unlawful activities is strictly prohibited • Any unauthorized access or use of The Network’s technology resources, including the unauthorized copying of licensed computer software, is strictly prohibited • The e-mail and electronic messaging systems are not to be used to send or forward any offensive or disruptive messages • Security policies related to Information Technology are there for the protection of those we serve, our employees and the Company. Actions that circumvent these policies and processes for whatever reason are strictly prohibited. This includes, but is not limited to, the sharing of personal credentials or access passwords • All data that you generate, view, store, transmit and/or process via the Company’s information technology resources remains the property of The MENTOR Network Q: Can I use my Company computer to pay bills on my lunch hour? A: Occasional, personal use of Company property is okay, so long as it does not interfere with your job or the ability of others to perform their job. Just remember that anything done on a Company-owned computer or network belongs to the Company and may not be private. Also, you should never use a Company computer to view websites that are not appropriate to view while in a work location. For more information, see the IT policies available at your work location or, if you have access, on Epicenter at “Policy” > “Network-Wide Policies.” 12

Q: I am a social networking “friend” with one of my coworkers. He posted something on his site which discusses someone we serve by name. Is that okay? A: What your coworker did may violate the privacy of the individual we serve. You should talk to your coworker about removing it. If you are not comfortable, or if he is not responsive, you should report this to your supervisor or another member of management. Q: Is it okay for me to “friend” someone I provide services to on my Facebook page? A: A lot of the people we serve use social media, often as part of their service plan. Employees of The Network, however, should not “friend” or otherwise socialize with the people we serve on these sites. Doing so could violate their privacy, for example by exposing their private information to your social network. Encourage the individuals you work with to socialize online with other people in their lives. For more information on appropriate uses of social media as an employee of The Network, see the Employee Information Guide available on the Employee Self Service Portal. IF YOU HAVE QUESTIONS OR CONCERNS HOW TO REPORT Employees If you have any questions or concerns about compliance with any of the issues described in this Code or are unsure of what is the “right thing” to do: • Begin locally with your supervisor or manager. The Network has an “open door” policy and you are encouraged to bring any job-related problems, questions or concerns directly to your supervisor as soon as possible. • If you are not comfortable going to your supervisor directly, you can go to his or her supervisor, or another manager in your program or department. If the above steps fail to resolve the issue or if there is discomfort in going to your management team for some reason, you can go to an employee who works in the function related to the issue you have a question or concern about. For example, you can go to a management-level employee in Human Resources, Quality Assurance, Legal, Finance, etc. Another resource is The Network’s Compliance Hotline which anyone can call at any time, 1-800-297-8043 (TTY: 1-866-294-9572) or www.mentornetwork.ethicspoint.com. Non-Employees Non-employees who have any questions about this Code or any concerns related to conduct of The Network’s employees or other third parties should bring concerns to the attention of their Company contact, or they can call the Compliance Hotline at any time, 1-800-297-8043 (TTY: 1-866-294-9572) or www.mentornetwork.ethicspoint.com. 13

COMPLIANCE HOTLINE The Compliance Hotline is available every hour of every day, and translation services into several languages are available. You can reach it by calling 1-800-297-8043 (TTY: 1-866-294-9572) or online at www.mentornetwork.ethicspoint.com. You can choose to provide your name or remain anonymous. A third-party company will take a report of your call, and send that report confidentially to The Network’s Compliance Officer. The Network will not attempt to determine where calls or online submissions come from. The Hotline provides callers with a report key and personal password to allow The Network to have two-way communication with callers. Callers to the Hotline have to call back using the personal password to hear the question or information posted by The Network and/or provide additional information. All Hotline calls are looked into to the extent possible. The Compliance office will keep the information about each call as confidential as possible, sharing the report of the call only with those who have a need to know in order to look into, address and resolve the issue reported. Q: I reported something anonymously to the Hotline, and I forgot my password. Can I still find out what happened as a result of my call? A: Anonymous callers to the Hotline can call back to obtain more information at any time, but you do need that report key and password. If you have forgotten it, you can call back to the Hotline and make a new report, and reference your prior report. If you do not remember the report number, you should provide some information so we can tell which call it was. You will then need to remember your new report key and password in order to obtain any followup information. You should know that it may not be possible for us to provide details of how a matter was addressed, because that information may be confidential to a particular employee or someone we serve. Some sort of response will be provided, however, so you will know that your concern was looked into. RETALIATION PROHIBITED The Network will not tolerate any retaliation against anyone who makes a good faith report of a suspected violation of a law, regulation, policy or this Code, or who cooperates in the investigation of such a report. Suspected or alleged retaliation must be reported so that the Company has an opportunity to look into it and address it as appropriate. As with any concerns under this Code, you can report suspected retaliation to your supervisor, to another member of management, to a management member of the Human Resources team, or to the Compliance Hotline, 1-800-297-8043 (TTY: 1-866-294-9572) or www.mentornetwork.ethicspoint.com. 14

RESPECT for the worth and dignity of every individual and each other [Graphic Appears Here]

DISCRIMINATION PROHIBITED All employees of The MENTOR Network that recruit, hire, train, and promote employees, as well as administer employment decisions, conditions of employment, and personnel actions, are expected to do so without regard to: • Race • Sexual orientation • Color • Age • Religion • Physical or mental disability • Creed • Genetic disposition or carrier status • Sex and gender • Marital status • Gender identity or expression • Military or veteran status • Pregnancy • Any other category protected under • National origin applicable federal, state or local law Any incident or situation that you believe involves possible discrimination should be brought to the immediate attention of your supervisor, another manager or Human Resources. For more information, see the “Freedom from Discrimination and Harassment” section of the Employee Information Guide, available on the Employee Self Service Portal. Q: I was asked to participate in a group interview of a candidate for employment. I was curious, so I looked the person up on the Internet, and found his social networking page. On that page, he talks a lot about his religion. Is it okay for me to mention this to others who are interviewing him? A: Religion is one of many factors that employers are not allowed to consider when making the decision to hire someone. There is no need for you to discuss or forward this information to anyone. Instead, focus on the candidate’s experience and skills as they relate to his ability to perform the job. You should not ask him nor tell anyone else about his religious views. RESOLVE CONFLICTS We strive to have a workplace where communication is open and problems can be resolved in a mutually respectful way, taking into account individual situations. PROMOTE A DIVERSE AND RESPECTFUL WORK ENVIRONMENT When you are working on behalf of The Network, you are expected to be sensitive to the concerns, values and preferences of others, and behave in a manner that supports and promotes a diverse and respectful environment. 16

ETHICS in everything we do

DECISION TEST The following questions provide a good guideline for those in doubt about a specific course of conduct: Will my actions be ethical in every respect? Will my actions fully comply with the law and Company standards? Will my actions be questioned by supervisors, associates, family or the general public? How would I feel if my actions were reported in the newspaper? How would I feel if another employee, contractor, customer or vendor acted in the same way? Will my actions appear to be proper? Will my actions be seen as fair? MONITOR ETHICAL MARKETING PRACTICES AND ACTIVITIES When marketing services to customers, including payors, individuals and families, you will, to the best of your ability, represent the Company and the services we provide fairly and accurately. You will not give, solicit or receive gifts or gratuities which are, or give the appearance of being, consideration for Company advantage or gain. You may not induce or cause to induce a choice of a certain provider or service by the promise or grant of any privilege or gift. AVOID AND DISCLOSE POTENTIAL CONFLICTS OF INTEREST You should avoid any actions that may involve, or may appear to involve, a conflict of interest with your obligations to the Company. You should disclose to your supervisor any situation where a conflict of interest may arise involving you or your immediate family. A conflict of interest may arise when you: • Allow private interests, whether personal, financial or of any other sort, to conflict or appear to conflict with your professional responsibilities (you must not, for example, have a financial, romantic or other inappropriate personal relationship with an individual we serve). • Gain personal enrichment through access to confidential Company information. • Are an employee of the Company and accept outside employment that interferes with your ability to effectively perform your job at The Network. • Serve as a director, officer, partner or in a managerial or consultant capacity, or have ownership (direct or by association) in an outside enterprise that directly or indirectly competes with the Company, or that does or is seeking to do business with the Company. • Act as a broker, finder, go-between or similar role for the benefit of a third party in transactions involving or potentially involving the Company or its interests. • Are a party to any other arrangement or circumstances, including family or other personal relationships, which might appear to or actually influence your behavior on behalf of the Company. Potential conflicts can usually be resolved by using good judgment. You are encouraged to seek clarification of, and discuss questions about, potential conflicts with your supervisor or 18 another manager, or by contacting the Compliance Hotline (see page 14).

WORKPLACE RELATIONSHIPS The MENTOR Network will make reasonable efforts to reassign employees where necessary so that relatives are not in a supervisory or subordinate position with each other. For more information, see the Employee Information Guide available on the Employee Self Service Portal. In addition, members of the same family should not be the sole individuals responsible for matters involving financial controls or inventories of Company property. RELATIONSHIPS WITH GOVERNMENT REPRESENTATIVES We do not provide gifts or payments of any kind to any government representative or government employee. We also do not provide any payment of, or reimbursement for, expenses incurred by any government representative or employee, such as expenses for travel or meals. Q: The state licensing agency is sending someone here for an audit. They will be here all day. Can we provide them with lunch? A: You should not provide anything of any value, including lunch, to a representative of the government. You can offer to get lunch for them but the government representative(s) should pay for it themselves. You may offer a beverage, such as coffee or tea, without requesting payment. LEASING REAL ESTATE AND PURCHASING PRODUCTS AND SERVICES It is a potential conflict of interest to make the decision to procure services or lease real estate from a vendor or landlord with whom you have a personal relationship, such as a relative or close friend, or where you have a financial interest in the vendor or property. We call this a “Related Party Transaction.” In order to avoid even the appearance of a conflict of interest in Related Party Transactions, the Company generally prohibits any transactions with employees, independent contractors, their family members or most companies or organizations where an employee, independent contractor or family member has an ownership interest. For more information, and a form which can be used to seek permission for a Related Party Transaction, see the Related Party Transactions & Conflicts of Interest policy available at your work location or, if you have access, on Epicenter at “Policy” > “Network-Wide Policies.” Q: My cousin is a great landscaper and our program needs someone to provide landscaping services. I don’t have a financial interest in her business. Can I recommend her to the Company? A: Using a family member of an employee to provide services is called a “Related Party Transaction” and is generally prohibited by Company policy. To learn more about the process for requesting an exception, see the Related Party Transactions & Conflicts of Interest policy available at your work location or, if you have access, on Epicenter at “Policy” > “Network-Wide Policies.” 19

WHAT ARE ACCEPTABLE GIFTS & GRATUITIES? It is The Network’s position that we do not give, solicit or receive gifts or gratuities which are or appear to be in exchange for personal or professional advantage or gain. Reasonable small tokens from or to a third party may be acceptable, provided that they do not place you or the third party under any obligation, are not frequent, and would not be misconstrued by a reasonable person as a bribe. From time to time, vendors send or bring a gift to thank their clients for using their services. If you are offered a gift from a third party who is a current or potential vendor, supplier or Independent Contractor of The Network, think about how you would answer the following questions: Is the gift of more than nominal value (e.g., $75)? Are you currently considering this vendor or contractor for a new or renewed contract? Is this gift cash or a cash equivalent such as a gift card? If your answer to any of these questions is “yes,” then the gift may not be appropriate and you should consult with your supervisor or ask the third party to understand that you are not in a position to accept it due to the perception that it may create. Before accepting any offer of a gift of more than $75 in value, you must obtain approval from a management-level employee with a title of Vice President or higher, who must determine that no business benefit is being given in exchange for the gift. Q: A vendor I work with occasionally has offered me three tickets to a local, professional sporting event. Is it okay for me to go with two coworkers? A: That depends—if the vendor is giving you the tickets as a gift then you have to follow the Company’s rules for accepting only nominal gifts under the Fraud and Misappropriation policy available on Epicenter at “Policy” > “Network-Wide Policies.” If the vendor will also be attending the game and wants to go with you as a networking or client development event for the vendor, that is okay so long as it is not a frequent practice, and you are not currently considering the vendor for additional work or a renewed contract. If you have any questions or concerns it is always a good idea to be open about things like this with your supervisor. Q: At holiday time each year a vendor I work with sends a basket of food. It is probably worth at least $50. Is it okay to accept it? A: If the value is under $75 you can probably accept it unless you are currently considering that vendor for more work or a renewed contract. The best course of action is to share the basket with others at work so that it is not a personal gift to you. If the value is over $75, our Fraud and Misappropriation Policy prohibits accepting the gift without permission of a Vice President-level employee or higher. In addition, you should express appreciation to the vendor while you request that future tokens of appreciation be more modest. For more information, see the policy on Fraud and Misappropriation available at your work location or, if you have access, on Epicenter at “Policy” > “Network-Wide Policies.” 20

WE CARE: COMMITMENT, ACCOUNTABILITY, RESPECT, ETHICS represents the four building blocks of our Compliance Program at The MENTOR Network: Commitment to pursuing the mission of The MENTOR Network in accordance with our values and Code of Conduct Accountability to deliver on our commitments as individuals and as an organization Respect for the worth and dignity of every individual and each other Ethics in everything we do

The MENTOR Network Code of Conduct Building Relationships. Enhancing Lives. The MENTOR Network 2012 V 1.0